United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 29, 2007

Commission File No.	Exact Name of Registrant as Specified in its Charter and Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification Number
1-16681	The Laclede Group, Inc. 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504
1-1822	Laclede Gas Company 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	43-0368139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Equity Plan Awards

On November 29, 2007, the Board of The Laclede Group, Inc., (“Company”) approved awards to certain named executive officers of performance contingent restricted stock and time vested restricted stock under the Company’s 2006 Equity Incentive Plan (“Plan”).  A copy of the Plan is on file with the SEC as appendix 5 to the Company’s proxy statement filed on December 19, 2005.  The award date is December 5, 2007.

The performance contingent stock vests upon the attainment of certain earnings and dividend growth performance in the performance period ending September 30, 2010, however the Compensation Committee may exercise negative discretion to reduce by up to 50% the amount that vests if the Company’s total shareholder return relative to a comparator group selected by the Committee is in the bottom quartile.  The awardees are entitled to dividend payments and voting rights on the target level of shares while the shares remain subject to restrictions.  A change in control will not trigger any accelerated vesting if the successor or surviving entity assumes the award or replaces it with a comparable award that provides for accelerated vesting if the participant is involuntarily terminated without cause within 24 months of the change in control.  If there is no such assumed or replacement award, shares will be deemed earned at target on a pro rata basis for the number of months in the performance period to the change in control date.  If a participant dies, retires or becomes disabled during the performance period, the participant is eligible to earn a pro rata award if one or more of the performance contingencies is satisfied.  No shares are eligible for vesting, however, if the participant’s employment is terminated with or without cause or if the participant voluntarily terminates employment prior to the vesting date.  Any shares as to which any or all of the performance contingency has not been satisfied shall be forfeited.  Target opportunities for performance contingent stock awards approved for the CEO, CFO and other named executive officers were 16,500 shares to D.H. Yaeger, 5,000 shares to M. D. Waltermire, 5,000 shares to M. C. Darrell.  No shares were awarded to R. E. Shively.  The target award to K. J. Neises of 10,000 shares has a performance period ending September 30, 2009, and as a result, is not subject to the total shareholder return adjustment described above.  His award also includes different performance metrics relative to the business development of Laclede Energy Resources and propane business as well as succession management.  The range of vesting opportunities for all participants is 0-150% of the target level.

The time vested restricted stock vests on December 5, 2010.  The awardees are entitled to dividend payments and voting rights while the shares remain subject to restrictions.  If a participant retires due to mandatory retirement requirements, the participant is entitled to pro rata vesting based upon the participant’s number of full months as an employee during the vesting period.  Also, if within two years following a change in control a participant’s employment is terminated by the Company without cause, the restricted shares will become fully vested.  No shares will vest, however, in the event of the participant’s termination with or without cause , voluntary termination, death, disability, or retirement (other than mandatory retirement) prior to the vesting date.  Time vested restricted stock awards approved for the CEO, CFO and other named executive officers were 5,500 shares to D. H. Yaeger, 1,500 shares to M. D. Waltermire, 1,500 shares to M. C. Darrell, and no shares to K J. Neises or R. E. Shively.

Under the Company’s stock ownership guidelines, the named executive officers must retain all restricted stock for three years after its vesting.

Annual Incentive Plan Awards

That same date the Board approved the Compensation Committee’s recommendations for the corporate performance criteria that will be used to determine the amount of the awards for performance in fiscal year 2008 under the Annual Incentive Plan.  The Corporate Performance Goals are based on pre-determined levels of earnings per share, customer satisfaction ranking among peer companies derived from an annual gas residential customer satisfaction survey by an independent third party, and the aggregate attainment level of all participants’ individual objectives.  Participants are eligible to earn a cash award expressed as a percentage of the participant’s annual base salary at the start of the performance period.  Contingent upon performance, actual payout percentages of the named executive officers included in the company’s most recent proxy statement filed by the Company range from 0-100% for D. H. Yaeger, 0-75% for K. J. Neises, and 0-60% for M. D. Waltermire and M. C. Darrell.  Neither Mr. Cooper, who resigned October 1, 2007, nor Mr. Shively, who is now full-time employee at the Company’s subsidiary SM&P Utility Resources, Inc., is a participant in the plan in fiscal year 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.
Date: December 4, 2007	By:	/s/ D. H. Yaeger
D. H. Yaeger Chairman, President, and Chief Executive Officer

LACLEDE GAS COMPANY
Date: December 4, 2007	By:	/s/ D. H. Yaeger
D. H. Yaeger Chairman, President, and Chief Executive Officer